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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Advanced Fibre Communications, Inc. of our reports dated January 29, 2002, relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear, or are incorporated by reference, in the December 31, 2001 Annual Report on Form 10-K of Advanced Fibre Communications, Inc. Our reports on the consolidated financial statements refers to a change in accounting for derivative instruments and hedging activities in 2001.



/s/ KPMG LLP

San Francisco, California
May 20, 2002